Greenidge Generation Announces Changes to its Board of Directors

Kenneth Fearn and Christopher Krug to Join Board as Independent Directors, Bringing Proven Public Company Track Records

David Anderson and Daniel Rothaupt to Retire from Board in Alignment with Ongoing Board Refreshment

Timothy Fazio Elected as Chairman of the Board

Pittsford, NY – April 16, 2025 – Greenidge Generation Holdings Inc. (Nasdaq: GREE) (“Greenidge” or the “Company”), a vertically integrated cryptocurrency datacenter and power generation company, today announced the appointment of Kenneth Fearn and Christopher Krug to its Board of Directors (the “Board”) as independent directors, effective April 17, 2025.

Both Mr. Fearn and Mr. Krug bring robust financial experience and expertise to the Board. Mr. Fearn is an accomplished senior executive and public board member with over three decades of experience in investments, finance and M&A and a specialization in real estate development and acquisition. Mr. Krug is an experienced founder and public markets investor with a dedicated focus on small cap companies across industries.

The appointment of Mr. Fearn and Mr. Krug supports Greenidge’s ongoing Board refreshment process that is being overseen by the Board’s current independent directors. In conjunction, the Company also announced the retirement of David Anderson and Daniel Rothaupt from the Board, and the election of Timothy Fazio, an existing director and Managing Partner and Co-Founder of Atlas Holdings LLC, as Chairman of the Board, effective April 17, 2025.

Jordan Kovler, CEO of Greenidge, said, “We are excited to have Kenneth and Christopher join our board, bringing complimentary skills and experience in both the public and private markets that will be a crucial asset to Greenidge in our continued evolution. Each of their expertise and unique perspective as we evaluate various transactions to maximize shareholder value. I would also like to thank David and Daniel for their recent years of services on the Board and want to wish them all the best in their retirement.”

About Kenneth Fearn
Mr. Fearn is an accomplished senior executive and public board member with over 30 years of experience in investments, finance and mergers and acquisitions. With both corporate and entrepreneurial experience, he has a proven track record of operating success within organizations of all sizes. He currently serves as Founder and

Managing Partner of Integrated Capital, a private equity real estate firm. Prior to that he served as a Managing Director and Chief Financial Officer of Maritz, Wolff & Co., a private equity firm engaged in real estate acquisition and development. He also held previous roles at McKinsey & Co., J.P. Morgan and The Capital Group, Inc. He previously served on the board of directors of Braemar Hotels and Resorts, Inc. (NYSE: BHR) from 2016-2024 and chaired the audit committee from 2022-2024. Mr. Fearn has a BA from UC Berkeley and an MBA from Harvard Business School.

About Christopher Krug
Mr. Krug is an experienced investor in the public markets, focusing on small cap companies across numerous industries. In 2017, he founded Chatham Harbor Capital, a generalist fund with a highly selective and concentrated portfolio, primarily targeting deep value and special situations across global small and microcap equities. Under Chris’s leadership, Chatham Harbor Capital has built a reputation for its contrarian thinking, rigorous fundamental research process, and long-term commitment to value creation. He previously served as an equity trader at Hold Brothers Capital, and held various roles at Kushner & Kushner P.C. and Charlotte Bobcats Sports and Entertainment. Mr. Krug has a BA in Management and Finance from Clemson University.

About Greenidge Generation Holdings Inc.
Greenidge Generation Holdings Inc. (Nasdaq: GREE) is a vertically integrated power generation company, focusing on cryptocurrency mining, infrastructure development, engineering, procurement, construction management, operations and maintenance of sites.

Contacts
Investors
Nick Ratti
315-536-2359
nratti@greenidge.com
investorrelations@greenidge.com

Media
Longacre Square Partners
Kate Sylvester / Liz Shoemaker
646-386-0091
greenidge@longacresquare.com

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